EXHIBIT 99.1

Houston Wire & Cable Company Reactivates Stock Repurchase Program

HOUSTON, Aug. 08, 2019 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC) announced today that its Board of Directors approved the reactivation of its stock repurchase program. The stock repurchase program was originally adopted in March 2014 and authorized the purchase of up to $25 million of the Company’s outstanding shares of common stock.  The program was suspended in November 2016 with $9.2 million in remaining availability.

Under the program, the Company is authorized to purchase its outstanding shares of common stock from time to time, depending on market conditions, trading activity, business conditions and other factors.  Any purchases under the program may be made on the open market or in block trades or privately negotiated transactions. Shares of stock purchased under the program will be held as treasury shares.

About the Company

With 44 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:

Christopher M. Micklas
Chief Financial Officer
Direct:  713.609.2114
Fax:  713.609.2168
cmicklas@houwire.com